UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 15, 2017

Stewardship Financial Corporation
(Exact Name of Registrant as Specified in Charter)

New Jersey (State or other jurisdiction of incorporation)	1-33377 (Commission File Number)	22-3351447 (I.R.S. Employer Identification No.)

630 Godwin Avenue Midland Park, NJ (Address of principal executive offices)	07432 (Zip Code)

Registrant’s telephone number, including area code: (201) 444-7100 Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced on February 21, 2017, Robert Turner, a director of Stewardship Financial Corporation (the “Corporation”) since 1997, retired from the Board of Directors of the Corporation and from the office of Secretary of the Corporation effective May 16, 2017. Mr. Turner was serving a three year term as a director of the Corporation through and until the Corporation’s annual meeting in 2018. The Corporation intends to fill the office of Secretary and the vacancy on its Board of Directors resulting from Mr. Turner’s resignation and expects that his replacement on the Board of Directors would serve as a director of the Corporation until the Corporation’s 2018 annual meeting of shareholders. Mr. Turner’s resignation was not the result of any disagreement with the Corporation.

Concurrently with his resignation as a director of the Corporation, Mr. Turner resigned from the board of directors of the Corporation’s wholly-owned subsidiary Atlantic Stewardship Bank, for which he has served as a director since 1985.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 16, 2017, the Corporation filed with the Department of Treasury of the State of New Jersey an Amended and Restated Certificate of Incorporation of the Corporation. The Amended and Restated Certificate of Incorporation, which became effective immediately upon its filing, increased the total number of authorized shares of common stock, no par value, that the Corporation is authorized to issue by 10,000,000 shares from 10,000,000 shares to 20,000,000 shares. The Amended and Restated Certificate of Incorporation also eliminated all references to two series of preferred stock, the fixed rate cumulative perpetual preferred stock, Series A, and the senior non-cumulative perpetual preferred stock, Series B, that had been designated and authorized for issuance, all of which was previously repurchased by the Corporation and reverted to authorized but unissued shares of preferred stock, making references to such series of preferred stock unnecessary. The Amended and Restated Certificate of Incorporation also effected certain other non-substantive modifications. The Board of Directors of the Corporation adopted a resolution approving the Amended and Restated Certificate of Incorporation in March 2017. As discussed under Item 5.07 of this Current Report on Form 8-K, the adoption of the Amended and Restated Certificate of Incorporation was subsequently approved by the shareholders of the Corporation at the Corporation’s Annual Meeting of Shareholders held on May 15, 2017. The full text of the Amended and Restated Certificate of Incorporation is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Corporation held its Annual Meeting of Shareholders (the “Annual Meeting”) on May 15, 2017. A total of 4,531,287 shares of the Corporation’s common stock entitled to vote were present or represented by proxy at the Annual Meeting constituting a quorum for the transaction of business. The Corporation’s shareholders considered the proposals set forth in the Corporation’s proxy statement for the Annual Meeting, filed with the Securities and Exchange Commission on April 4, 2017 (the Proxy Statement”), and took the following actions with respect thereto:

Proposal 1: Election of Directors. The shareholders considered the nominees for election as directors named in the Proxy Statement and elected each of William C. Hanse, Margo Lane, John C. Scoccola and John L. Steen to the Board of Directors of the Corporation to serve as a director for a three-year term expiring in 2020. The following are the results of the voting:

Name	For	Withheld	Broker Non-Votes
William C. Hanse	2,638,340	820,254	1,072,693
Margo Lane	3,055,729	402,865	1,072,693
John C. Scoccola	3,102,307	356,287	1,072,693
John L. Steen	2,489,546	969,048	1,072,693

Proposal 2: Approval and Adoption of the Amended and Restated Certificate of Incorporation. The shareholders considered a proposal to approve and adopt the Amended and Restated Certificate of Incorporation of the Corporation to: (a) effect an increase in the total number of authorized shares of the Corporation’s common stock, no par value, from 10,000,000 shares to 20,000,000 shares Common Stock, (b) eliminate (i) the fixed rate cumulative perpetual preferred stock, Series A, and the (ii) senior non-cumulative perpetual preferred stock, Series B and (c) effect certain other non-substantive changes. The proposal was approved by the shareholders. The following are the results of the voting:

Number of Votes
For	3,165,683
Against	217,933
Abstained	74,978
Broker Non-Votes	1,072,693

Proposal 3: Non-Binding Advisory Vote on Executive Compensation. The shareholders considered a proposal to approve, on a non-binding advisory basis, the compensation of certain executive officers of the Corporation as disclosed in the Proxy Statement. The proposal was approved by the shareholders. The following are the results of the voting:

Number of Votes
For	3,265,434
Against	144,122
Abstained	49,038
Broker Non-Votes	1,072,693

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm. The shareholders considered a proposal to ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The proposal was approved by the shareholders. The following are the results of the voting:

Number of Votes
For	4,396,217
Against	126,834
Abstained	8,236
Broker Non-Votes	—

Item 9.01. Financial Statements and Exhibits

Exhibits:

Exhibit No.	Description

Exhibit 3.1	Amended and Restated Certificate of Incorporation of Stewardship Financial Corporation dated May 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWARDSHIP FINANCIAL CORPORATION

Date: May 18, 2017

	By:	/s/ Claire M. Chadwick
		Name:	Claire M. Chadwick
		Title:	Executive Vice President and Chief Financial Officer